Exhibit 10.1

May 2, 2013

Keith Block

36 Commonwealth Avenue

Boston, MA 02116

Dear Keith,

I am pleased to offer you a position with salesforce.com, Inc. (the “Company”) as President and Vice Chairman of the Company for a start date of June 1, 2013, reporting to Marc Benioff, the Chief Executive Officer of the Company, on the terms set forth herein (which, if accepted by you, will constitute a legally binding contract between you and the Company). You shall have the duties, authority and responsibilities consistent with the duties, authority and responsibilities typically performed by persons serving in such capacities of businesses of similar size, including the responsibilities set forth in Exhibit A attached hereto. As soon as practicable following your start date and subject to approval by the Board of Directors of the Company, and as a material term of our agreement, you will be appointed as a member of the Board of Directors of the Company. This offer of employment is contingent upon acceptable results from a background investigation. This offer is also contingent upon your being eligible to work in the United States. For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your hire date, or your employment may be terminated.

I.	Compensation

If you decide to join us, you will receive an initial annual base salary of $1,000,000 which will be paid semi-monthly, less applicable withholdings, in accordance with the Company’s normal payroll procedures. In addition, you will receive an initial annual bonus of 100% of your base salary, and such further annual bonuses as may be determined from time to time by the Company’s Board of Directors (of any committee thereof), based on periodically articulated metrics as to individual performance, Company performance and a corporate matrix, provided you shall have the same opportunity to participate proportionately in the Company’s bonus plans and arrangements as the other senior executives of the Company. Your base salary will be reviewed at the first time after the date hereof that the Company generally reviews its senior executives and annually thereafter, and may be increased in connection with such review if and to the extent such an increase is determined to be appropriate by the Compensation Committee of the Board of Directors of the Company. Your base salary in any year shall not be less than your base salary in the preceding year.

II.	Equity Grants and Section 16 Executive Officer Designation

Subject to approval of the Compensation Committee of the Company’s Board of Directors at the next meeting of such committee, you will be granted an option to acquire 1,250,000 shares of Common Stock at an exercise price equal to the per share closing price of the Company’s common stock as quoted on the New York Stock Exchange on the grant date, vesting 25% on the first anniversary of the grant date and l/48th of the grant amount each month thereafter.

The above grants are subject to the terms and conditions of the SFDC Option Plan and your grant agreement(s), which will be provided to you shortly after the grant date, this agreement (should you choose to accept it), and the laws of your state of residence. The vesting date of vesting date of Option grants will be set upon the Board’s approval and you will be notified in writing of the same. The Company will provide you with a copy of the SFDC Option Plan upon request.

The Company reserves the absolute right in its sole discretion to suspend, modify, cancel or terminate the SFDC Option Plan at any time without compensation to you or any other of the participating employees. Your participation in the SFDC Option Plan is entirely voluntary and the benefits that are afforded under the SFDC Option Plan do not form an employment contract with the Company or its subsidiaries. The Options acquired under the SFDC Option Plan are not part of your salary or other remuneration for any purposes, including, in the event your employment is terminated, for purposes of computing payment during any notice period, payment in lieu of notice, severance pay, other termination compensation or indemnity (if any) or any similar payments. You remain responsible to comply with any applicable legal requirements in connection with your participation in the SFDC Option Plan and for any taxes arising from the grant, vesting or exercise of Options, the subsequent sale of your shares and the receipt of any dividends (regardless of any tax withholding and/or reporting obligations). Further, we recommend that you seek independent advice from your personal accountant or tax advisor at your own expense regarding the tax implications of your participation in the SFDC Option Plan.

Subject to approval by the Company’s Board of Directors, you (1) will be designated as an “executive officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”), and (2) will receive a change of control and retention agreement which contains terms similar to that of other Section 16 Officers of the Company who report to the CEO.

III.	Company Benefits

As a Company employee, you are also eligible to receive the employee benefits to which other senior executives are generally eligible. The Company reserves the right to change the benefits and compensation programs at any time.

The Company will also reimburse you for all reasonable expenses incurred by you in connection with the performance of your duties hereunder upon receipt of the documentation therefore in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

As part of your employment with salesforce.com, the Company will make available to you up to 200 hours per year of private jet aircraft transportation for business use, pursuant to and consistent with the Company’s private aircraft policy and arrangements. In the event that you believe that additional hours of flight time are required in any given year to discharge your duties, you may request such additional hours, which the Company may choose to make available in its discretion but will not be unreasonably witheld.

IV.	At Will Employment

If you choose to accept this offer, your employment with the Company will be “at-will” and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause or advance notice, subject in all instances to the provisions of Sections VIII and IX hereof. This also means that the Company can change or modify the terms and conditions of your employment including, without limitation, your job duties, reporting structure and compensation, at any time with or without cause, provided that the provisions of Section IX shall have priority over any provisions to the contrary in this Section IV.

V.	Obligations to Third Parties

In your work for the Company, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You further represent that when working for the Company, you will not violate the terms of any restrictive contract you might have signed with a former employer or other person. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these parameters.

Provided you (i) disclose in writing to the Company any contractual restrictions you may owe to prior employers, including any restrictive covenants you may be bound by, (ii) represent that you are not subject to any non-competition agreement or other restrictive covenant which will prevent you from performing your duties as defined in this offer of employment, and (iii) at all times comply, in good faith, with your continuing obligations to your former employer whether contractual or pursuant to applicable law, the Company (a) will indemnify you and hold you harmless to the fullest extent allowable under Delaware law, California Labor Code Section 2802, salesforce.com Company bylaws and the Company’s Indemnification Agreement provided to similarly situated executives and attached hereto as Exhibit B; and (b) agrees that the provisions of your Employee Inventions and Proprietary Rights Assignment Agreement will not be applied in any manner which conflicts with this provision, and in the event such a conflict arises related to a matter which may require the Company to indemnify you, the terms of this offer of employment will govern your rights to indemnity. You understand that you are responsible for obtaining your own legal advice on the enforceability and extent of any restrictive covenants you have signed with any former employer. By accepting and agreeing to this offer you (i) hereby affirm that you have disclosed in writing to the Company any contractual obligations you may owe to prior employers, including any restrictive covenants you may be bound by; (ii) hereby represent that you are not subject to any non-competition agreement or other restrictive covenant which will prevent you from performing your duties as defined in this offer of employment; and (iii) hereby agree that at all times you will comply, in good faith, with your continuing obligations to your former employer whether contractual or pursuant to applicable law.

VI.	Arbitration Agreement

Attached as Exhibit C to this offer letter is an arbitration agreement for your review. Once you have reviewed it, please sign and date it where indicated and return it along with the other documents provided with this offer letter in the enclosed envelope.

VII.	Outside Business Activities and Board Membership

Because of the nature of the Company’s business and the identities of our customers, partners and prospects, outside activities (including for example sitting on the board of another company) may present many areas of actual or potential conflict. If you wish to engage in any outside activities that take time away from your job at the Company, create a possible conflict with the Company or are related in any way to the Company’s business, you must disclose these activities to the Company immediately and prior to your start date. Notwithstanding the foregoing, you may engage in charitable, civic, fraternal and professional association activities and may manage personal investments so long as they do not unreasonably interfere with the carrying out of your duties and responsibilities hereunder and are consistent with the Company’s Code of Conduct. As soon as practicable following your start date and subject to approval by Board of Directors of the Company, you will be appointed as a member of the Board of Directors of the Company. As a condition of your appointment to the Board of Directors of the Company, in addition to any other documents required of the Board of Directors, you must execute the board resignation letter attached hereto as Exhibit D. In the event your employment terminates for any reason, or in the event you notify the Company that you intend to resign for any reason, your resignation from the Board of Directors of the Company will become effective immediately upon your termination date or the day you give notice of your intent to resign.

VIII.	Disability and Death

If you suffer a Disability (as defined below), the Company may terminate this Agreement at any time thereafter by giving you thirty (30) days written notice of termination. “Disability” shall mean your inability for a period of one hundred eighty (180) consecutive days, to perform the essential duties of your position, with any reasonable accommodation required by law, due to a mental or physical impairment which substantially limits one or more major life activities. If you die during your Term of Employment, the Term of Employment and your employment with the Company shall terminate as of the date of death. In the event of the termination of your employment due to your death or Disability, you or your legal representatives, as the case may be, shall be entitled to:

(a) in the case of death, unpaid base salary earned through your date of death and continued base salary at a rate in effect at the time of death for a period of twelve (12) months following the month in which such termination of employment due to death occurs, or in the case of Disability, unpaid base salary earned through your date of termination plus the disability benefit available under the Company’s normal procedures and policies for its most senior executives;

(b) any performance or special incentive bonus earned but not yet paid;

(c) pro rata bonus or other bonus(es) for the year in which employment terminates due to death or Disability;

(d) reimbursement for expenses incurred but not yet reimbursed by the Company; and

(e) any other compensation and benefits to which you or you legal representatives may be entitled under applicable plans, programs and agreements of the Company to the extent permitted under the terms hereof.

IX.	Severance

(a) Termination for other than Cause, Voluntary Resignation for Good Reason. If the Company terminates your employment with the Company other than for Cause as defined herein, or if you terminate your employment voluntarily for Good Reason as defined herein, then, subject to the last paragraph of this Section IX(a), you shall be entitled to:

(i) one year of your annual base salary plus an amount equal to your annual bonus target, each at the level in effect immediately prior to your termination date, to be paid in monthly installments for twelve (12) months following your termination date;

(ii) any performance or special incentive bonus earned to the date of the termination of your employment but not yet paid;

(iii) reimbursement for expenses incurred but not yet reimbursed by the Company; and

(iv) any other compensation and benefits to which you may be entitled under applicable documents relating to plans, programs and agreements of the Company, including but not limited to your continued participation in the Company’s group health plan pursuant to COBRA or otherwise.

For purposes of this agreement, “Good Reason” is defined as your resignation within thirty (30) days following the expiration of any Company cure period (as discussed below), following the occurrence of one or more of the following, without your consent: (i) a material diminution of your duties or responsibilities as described in this agreement, (ii) a material change in your job title, (iii) the failure of the Board of Directors to nominate you for re-election as a director other than for Cause, or your removal as a director other than for Cause, (iv) a material reduction of your benefits pursuant to any material benefit plan or program of the Company other than a reduction caused by changes that are applicable to other senior executives generally, (v) your assignment to office space which is not commensurate with your position and title, or (vi) the failure of the Company to provide the ministerial, administrative and secretarial support customarily associated with the title and position or the withdrawal by the Company of any such ministerial, administrative and secretarial support. You will not resign for

Good Reason without first providing the Company with written notice of the acts constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and the Company will have a reasonable cure period of not less than thirty (30) days following the date of such notice in which to cure the defect.

The receipt of any severance pursuant to Section IX(a) will be subject to you signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company and provided that such separation agreement and release of claims becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the release of claims does not become effective by the Release Deadline, you will forfeit any rights to severance or benefits under this offer of employment. In no event will severance payments or benefits be paid or provided until the release of claims becomes effective and irrevocable.

Notwithstanding the foregoing, in the event that you accept employment with another party during the 12 months following your termination pursuant to this Section IX(a), the Company’s obligations pursuant to Sections IX(a)(i) and IX(a)(iv) hereof shall terminate immediately.

(b) Termination for Cause. For purposes of this agreement, “Cause” is defined as any one of the foregoing: (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) your gross misconduct, (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any obligations under any written agreement or covenant with the Company; or (vi) your continued willful failure to perform your employment duties, provided, however, that in the case of (iii), (v) and (vi) Cause will only be deemed to exist in the event that you have failed to cure (if curable) such misconduct, breach or failure within thirty (30) days following written notice by the Company. In the event your employment is terminated by the Company for Cause, you shall be entitled to:

(i) unpaid base salary earned at the rate in effect at the time of your termination through the date of termination of your employment;

(ii) any performance or special incentive bonus earned to the date of termination of your employment termination but not yet paid;

(iii) reimbursement for expenses incurred but not yet reimbursed by the Company; and

(iv) any other compensation and benefits to which you may be entitled under applicable documents relating to plans, programs and agreements of the Company, including but not limited to your continued participation in the Company’s group health plan pursuant to COBRA or otherwise.

X.	Section 409A

The Company intends for all payments and benefits under this offer letter to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that you will not be subject to an additional tax under Section 409A on any payments or benefits under this offer letter, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. As a result, payment of all or a portion of any termination-related benefits will be delayed until the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A on any such termination-related payments. In addition, each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions that are necessary, appropriate or desirable to avoid subjecting you to an additional tax or income recognition under Section 409A prior to actual payment of any payments and benefits under this offer letter, as applicable. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

XI.	MISCELLANEOUS

(a) Indulgences, Etc. Neither the failure nor any delay on the part of either you or the Company to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b) Controlling Law. Except as otherwise provided herein, this Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of California, notwithstanding any conflict-of-laws doctrines of such jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(c) Binding Nature of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Company, its permitted successors and permitted assigns and shall be binding upon Executive and shall inure to you and your estate and personal representatives. This Agreement may not be assigned by either party (including by operation of law) without the prior written consent of the other party.

This offer letter, together with the exhibits hereto and the other documents referred to herein, fully sets forth all of your compensation information and other terms of your employment with the Company, and you agree that in making your decision to join the Company you are not relying on any oral or other representations concerning any other compensation or consideration or the duration of your employment with the Company, including but not limited to any value associated with your stock options or restricted stock units, or any other terms of employment. In the event of any conflict or inconsistency between this offer letter and any other document, the terms of this offer letter shall control and supersede any inconsistent terms or provisions of any other document.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. In addition to this offer letter and the exhibits hereto, you will also be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement (“Proprietary Rights Agreement”) and the Company’s Global Employee Handbook and Code of Conduct as a condition of your employment. This offer letter, along with any other agreements referred to herein, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you at salesforce.com. Welcome aboard!

Best Regards,

/s/ Burke F. Norton
Burke F. Norton
Chief Legal Officer

AGREED TO AND ACCEPTED

/s/ Keith Block
Keith Block